Exhibit 10.1

Interior Design Agreement

Milestone International, Corp.  (the Designer) is in the business of providing a complete range of interior design services. The Designer has the skill, experience and contacts necessary to assist in formulation and implementation of an interior decorating plan, and desires to provide such services to DomReklamy, Ltd. (the Client) under the terms and conditions set forth in this agreement.

1. Services.

Upon execution of this Agreement by the Client, the Designer will provide the Client with interior design services. This assistance will include a conceptual design and a detailed plan for implementation plus consultations as requested by the Client. The plan may address, but will not be limited to, the following:

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recommendations relative to placement and arrangement of specific, existing furnishings of the Client;

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recommendations regarding selection and placement of new custom furnishings and accessories;

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coordination of selections of tiles, cabinets, surface finishes, fabrics, wallpaper and paints, carpeting and rugs, window treatments, and accessories;

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acquisition of custom furnishings and accessories, unique and imported sinks, tubs, tiles, and faucets, cabinets, finishes, fabrics, wallpaper and paints, carpeting and rugs, window treatments, antique lighting and hardware;

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assistance in acquisition of stock items from retail sources;

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assistance in selection of wall colors that are in harmony with all other fabrics and surface finishes;

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recommendation of appropriate interior architectural features; i.e. mantels, molding, cabinetry, kitchen cabinets, bathroom fixtures and hardware, flooring designs, lighting, built-in cabinetry and other items;

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sketches of interior cabinetry, drapery treatments and room layouts;

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attendance and participation in periodic progress meetings with the architect and builder.

2. Design Fees.

a) Design fees will be charged on an hourly basis by the Designer for each hour of chargeable  service incurred, or on the proposed project amount. One half of the projected fees are due upon start with the balance due upon completion.

b) Chargeable services include time spent preparing and reviewing with the Client: room/furniture layouts; design schemes for colors and fabrics; options for furniture, wall coverings, accessories, draperies, tiles, floor coverings, countertops, cabinetry, trim and other related items. Chargeable services also includes hours spent with other suppliers of materials and services which are not being purchased through the Designer, which may include trim and cabinet carpentry, painting, electrical and plumbing fixtures and other items as requested by the Client.

c) For Chargeable services, the Client will pay the Designer at the rate of $150.00 per hour.

d) The Designer will invoice the Client periodically and such invoices will be payable upon receipt thereof, unless the Client has chosen a contract proposal for their project at which time one half of design hours projected are due at the time of the proposal’s start date with final balance due at the completion of design work.

3. Custom Purchases.

Invoices for Custom Purchases will be presented periodically in accordance with the schedule of work being done as indicated to The Designer by The Client and are due and payable when presented. All Custom Purchases will be procured on behalf of The Client only upon the Designer’s receipt of the full purchase price of the item in question. Applicable sales taxes and incurred freight charges will be invoiced periodically. Designer will not be held responsible for natural inconsistencies and variances associated with materials including, but not limited to: sisal, seagrass, wool, silk, linen and inconsistencies in hand applied wood finishes. Designer is also not responsible for individual variations from samples to ordered product. This applies to paint, wallpaper, fabric runs, carpeting, accessories, lighting, casegoods, and custom furnishings.

4. Reimbursement for Expenses.

The Client will reimburse the Designer only for pre- approved out-of-pocket expenses incurred by the Designer in connection with the Client’s project.  The Designer shall invoice the Client for all out-of-pocket expenses as they are incurred, and Client shall pay such invoices upon receipt of the invoice.

5. Delivery Delays.

Failure or delay in obtaining any article or service from suppliers shall not affect the terms and conditions relating to any other article or service covered by this Agreement.

6. Term of Agreement.

This Agreement shall commence on the date indicated below and extend for a period ending upon a) the completion of described work or b) Upon written notification by either party that this Agreement is terminated. In any event, the Designer shall be entitled to compensation for Custom Purchases on behalf of, and with prior approval of the Client, or for any Chargeable services or reimbursable expenses incurred by the Designer and authorized by the Client during the term of this Agreement.

7. Liability.

The Designer  waives and Client assumes responsibility for all personal liability or injury and property damage associated with the provision of agreed services.

8. Progress Reports.

The Designer shall supply the Client with periodic progress reports detailing the status of all activities undertaken by the Designer on behalf of the Client. For optimum coordination of the total project, it is recommended that periodic joint meetings be held be the Client, builder, architect and Designer when applicable.

9. Arbitration.

Any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, or implementation, which the parties are unable to resolve by mutual agreement, shall be settled by binding arbitration in Kaliningrad, Russian Federation.

10. Arbitration Fees and Costs. Attorneys' Fees.

The Client shall be responsible for all costs and fees associated with the settlement of such a dispute.

The parties have caused this Agreement to be executed as of the date indicated below:

Milestone International, Corp.

By: /s/  Yahor Bryshtsel

Yahor Bryshtsel, Director

9 Tankovaya Street, Ste. 2

Kaliningrad, Russian Federation, 236038

Date: July 18, 2013

DomReklamy, Ltd.

By: /s/ Dimitry Vanylov

Dimitry Vanylov, Manager

1 Tihaya Street

Kaliningrad, Russian Federation, 236022

Date: July 18, 2013